Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-216891

Prospectus Supplement No. 3
(To Prospectus dated May 17, 2017)

ENERGY RESOURCES 12, L.P.

An Offering of Common Units of Limited Partnership Interest
Minimum Offering: 1,315,790 Common Units
Maximum Offering: 17,631,579 Common Units

This Prospectus Supplement No. 3 supplements and amends the prospectus dated May 17, 2017, referred to herein as the Prospectus. Prospective investors should carefully review the Prospectus, Prospectus Supplement No. 2 dated August 8, 2017 (which is cumulative and replaces all prior supplements) and this Prospectus Supplement No. 3.

This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements thereto. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and Prospectus Supplement No. 2.

There are significant risks associated with an investment in our common units. These risks are described under the caption “Risk Factors” beginning on page 17 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 6, 2017.

COMPLETION OF SALE OF INITIAL OFFERING AT $19.00 PER COMMON UNIT ($50 MILLION)

Pursuant to the offering, the Partnership was offering 2,631,579 common units at $19.00 per common unit and the remaining 15,000,000 common units at $20.00 per common unit. On October 6, 2017, the Partnership had received subscriptions for all of the common units offered at $19.00 per common unit and, consequently, all common units offered and sold after October 6, 2017 will be at $20.00 per common unit.